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                                      CORE
                                   STRATEGIES

                                                               19200 Von Kamen
                                                               Suite 600
                                                               Irvine, CA 92612
                                                               Tel: 949/477-8089
                                                               Fax: 949/477-8091


                              TekInsight.com, Inc.

                                LETTER AGREEMENT
                                  May 24, 2000


Mr. Steve Ross
Chief Executive Officer
TekInsight.com, Inc.
2600 Michelson, 17th Floor
Irvine, California 92612

Dear Steve:

         This letter when signed in the space provided below, constitutes the agreement ("Agreement") between TekInsight.com, Inc. ("TekInsight") and Core Strategies, LLC ("Core") for consulting services that we have been engaged to provide effective March 1, 2000.

1. Scope of Services ("Services"). Effective March 1, 2000, Core was engaged to provide ongoing strategic marketing planning and counsel, including but not limited to developing and updating the marketing and business plans for Bugsolver.com. Marshall Toplansky, Chief Executive Officer of Core will directly manage the engagement with TekInsight. We have agreed that Marshall will assume the role of officer and/or functional manager of TekInsight and its appropriate subsidiaries while remaining a full-time employee of Core. To eliminate any potential conflict-of-interest, we agree that Marshall will not assume similar roles in companies that directly compete with TekInsight.

Any additional consulting services we may agree to, will be described in an addendum to this Agreement.

2. Compensation & Expense Reimbursement

         Base consulting fees. TekInsight will pay Core a monthly strategic marketing fee of $12,000 beginning March 1, 2000.

         Stock Options. TekInsight agrees to issue 100,000 stock options of TekInsight common stock to Core with a strike price of $3.00. The options will vest based on market price targets as follows: 25,000 options at $3.00, 25,000 options at $5.00; 25,000 options at $6.00 and 25,000 options at $8.00

         Out-of-Pocket Costs: TekInsight shall reimburse Core for out-of-pocket costs incurred for travel, lodging, meals, long distance telephone calls and any other travel-related costs. Core's policy is to receive verbal approval for all travel on your behalf before any expenses are incurred.

         TekInsight shall pay Core a monthly communications fee equal to two percent (2%) of Core's consulting fees for internal expenses Core incurs on TekInsight's behalf in connection with photocopying, telephone calls, telecopier use, e-mail, and postage and delivery charges. TekInsight agrees that Core shall not be obligated to provide TekInsight with any type of accounting or detail for such charges.






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Letter Agreement
TekInsight.com, Inc. & Core Strategies, LLC
May 24, 2000


         Payment. Core will issue invoices on the first of each month covering the current month's consulting fees, and out-of-pocket costs for the previous month. TekInsight agrees that payments for the fees and expenses described in this Section are owed on the dates of invoices and due on such dates; provided, however, that such payments shall not be deemed late if received by Core within thirty (30) days of such invoice dates.

3. Indemnification by TekInsight. TekInsight shall be responsible for the accuracy, completeness and propriety of information, statements and material (including any intellectual property therein) concerning its organization and for its products or services in connection with Core's performance of the Services. TekInsight shall defend, indemnify and hold Core harmless from and against any liabilities, actions, claims, damages, judgments or expenses, including attorneys' fees and costs, that arise out of, or relate to, any claim by any third party for: (i) any act or failure to act by TekInsight in connection with this Agreement; (ii) statements made by TekInsight or Core at TekInsight's direction or based upon information, statements and materials (including any intellectual property therein) provided by TekInsight; (iii) information, statements and materials (including any intellectual property therein) prepared for TekInsight that TekInsight approved; (iv) product liability or death, personal injury or property damage arising out of, or relating to, TekInsight's products or services; (v) TekInsight's negligence or willful misconduct; (vi) any infringement or misappropriation of intellectual property rights of others based on information, statements and materials (including any intellectual property therein) provided by TekInsight or by Core at TekInsight's direction; or (vii) any modification, rejection, cancellation or expiration or termination of this Agreement by TekInsight as provided in section
5. Core shall have the right to participate in the defense thereof with counsel of its choosing.

4. Indemnification by Core. Core shall defend, indemnify and hold TekInsight harmless from and against any liabilities, actions, claims, damages, judgments or expenses, including attorneys' fees and costs, that arise out of, or relate to, any claim by any third party for Core's gross negligence or willful misconduct in performing the Services under this Agreement.

5. Contract Termination. This contract starts on March 1, 2000, and will continue until either of us decides to terminate it. You can terminate this contract at any time upon thirty (30) days written notice. However, if you choose to terminate, TekInsight will pay Core any fees earned or costs incurred prior to contract termination. In addition, Core will retain the right to all options vested prior to contract termination.

6. Confidentiality. Each party will use reasonable efforts to keep confidential all information and materials so designated by the other party and to limit access to such information and materials to those with a need to know. Notwithstanding the foregoing, each party acknowledges that information and materials shall not be deemed confidential for the purposes of this Agreement if such information and materials: (i) enter the public domain through no wrongful act or breach of any obligation of confidentiality on the receiving party's part, (ii) are, at the time of disclosure, lawfully known to the receiving party without restriction on disclosure; (iii) are independently developed or obtained by the receiving party without breach of this Agreement; (iv) are required to be disclosed by law or applicable legal process; or (v) are explicitly authorized for release by written authorization of the disclosing party. The obligations under this Section 6 shall survive expiration or termination of the Agreement for a period of one year.

If these terms are acceptable to you, please sign the space indicated below.

Sincerely,


Core Strategics, LLC


By: Marshall Toplansky, CEO





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Letter Agreement
TekInsight.com, Inc. & Core Strategies, LLC
May 24, 2000



The following signifies TekInsight.com. Inc.'s approval to engage with Core Strategies LLC under the terms listed above:


/s/ Steven J. Ross                                                 5/30/00
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Accepted by (Signature)                                            Date


Steven J. Ross
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Printed Name










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